GENERAL AMERICAN INVESTORS COMPANY, INC.

                                 CODE OF ETHICS
                                                           Updated and Amended
                                                           as of October 9, 2002

1.       Background and Summary
         ----------------------

              General American Investors Company, Inc. (the "Company") is a closed-end investment company, registered as a diversified management investment company with the U.S. Securities and Exchange Commission ("SEC"). The primary mission of the Company is to enhance the value of its portfolio

              The directors, officers and employees of the Company have a fiduciary duty to place the interests of the Company's stockholders first. Such individuals are expected to act in accordance with the highest moral, ethical and professional standards and to refrain from actions which might adversely affect the Company's operations. They are expected to delay implementing investment decisions for their own benefit until after the related trading activity has been completed for the Company.

              Conflicts of interest should be avoided. Directors, officers and employees should not take inappropriate advantage of their positions with the Company. The use of inside information for individual benefit or for the benefit of the Company is prohibited.

              Directors, officers and employees should be mindful that transactions by persons or accounts over which they exert significant influence, but which are not covered by this Code of Ethics because the director, officer or employee is not deemed to have the

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                                       2

         requisite "beneficial ownership," may involve similar ethical considerations or have the same effects on the Company as transactions that are clearly within the scope of the Code of Ethics. The Board of Directors of the Company believes in the good faith and judgment of the Company's directors, officers and employees in identifying and addressing these issues themselves in the wide variety of circumstances in which they may arise. The senior officers of the Company and its counsel, and in appropriate circumstances the Board of Directors, are available to assist, upon request, with concerns and questions that may arise in respect of such transactions.

              Set forth below are: (1) additional explanatory information, (2) procedures to be followed, (3) limitations on trading, and other provisions of the Company's Code of Ethics to help assure compliance with the principles stated above.

2.       Purposes
         --------

              This Code of Ethics has been adopted by the Board of Directors of General American Investors Company, Inc. (the "Company") in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(b) as follows:

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                                       3

                   (b) It is unlawful for any affiliated  person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the registered investment company:

                        (1) To employ any device,  scheme or artifice to defraud
                   the registered investment company;

                        (2) To make any untrue  statement of a material  fact to
                   the registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

                        (3) To  engage  in  any  act,  practice,  or  course  of
                   business which operates or would operate as a fraud or deceit on the registered investment company; or

                        (4) To engage in any manipulative  practice with respect
                   to the registered investment company.


3.       Definitions
         -----------

              (a) "Portfolio manager" means any employee entrusted with direct responsibility and authority to make investment decisions for the Company.

              (b) "Investment personnel" means any portfolio manager and any other investment personnel such as security analysts and traders who provide information and advice to the portfolio manager and who help the portfolio manager execute investment decisions.

              (c) "Access person" means any director, officer or advisory person of the Company. Disinterested directors (see g below) are not considered access persons for purposes if this Code; however, they are subject to certain pre-clearance and reporting requirements of the Code.

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                                       4

              (d) "Advisory person" means (i) any employee of the Company, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security. Broadly interpreted, this includes all employees of the Company.

              (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person or disinterested director has or acquires (see Annex A).

              (f)  "Control"  shall  have the same  meaning as that set forth in
         Section 2(a)(9) of the Act.

              (g) "Disinterested director" means a director of the Company who is not an "interested person" of the Company within the meaning of
         Section 2(a)(19) of the Act. Interested persons include all officers of the Company and certain directors of any broker or dealer.

              (h) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

              (i) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include government securities within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.


4.       Substantive Restrictions on Personal Investing Activities
         ---------------------------------------------------------

         (a) General Guidelines
             ------------------

              (i) No access person or disinterested director shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

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                                       5

                   (a) is being  considered for purchase or sale by the Company;
              or

                   (b) is being purchased or sold by the Company.

              (ii) No access person or disinterested director shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding securities transactions by the Company or consideration by the Company of any such securities transaction which may adversely affect the ability of the Company to consummate any such securities transactions or to obtain the contemplated benefits thereof.

              (iii) No access person or disinterested director shall recommend any securities transaction by the Company other than in accordance with the highest professional and ethical standards and with due regard for the purposes of this Code of Ethics.

(b) Initial Public Offerings - Investment personnel are prohibited from acquiring any securities in an initial public offering.

(c) Private Placements

         (i)  Investment personnel must obtain prior approval from the President
              or  Board  of  Directors  to  acquire   securities  in  a  private
              placement.

         (ii) Investment   personnel  who  receive   authorization   to  acquire
              securities  in a private  placement  are required to disclose such

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                                       6

              investment when they participate in the Company's subsequent consideration of an investment in the issuer.

         (iii)The Company's decision to purchase securities of the issuer shall be subject to an independent review by investment personnel with no personal interest in the issuer.

(d) Blackout Periods - Access persons and disinterested directors are prohibited from executing a securities transaction on a day during which the Company has a prior pending buy or sell order in that same security or during which the security is being considered for purchase or sale. This period of restriction will commence from the time the security is placed on the restricted list as the result of a decision of a portfolio manager or security analyst that the security is being actively considered for purchase or sale or from the time a portfolio manager instructs the trader to purchase or sell the security. The security will remain on the restricted list until the close of business on the day the order is completed or withdrawn or the period of consideration has ended.

(e) Gifts - Investment personnel are prohibited from receiving gifts or other things of more than de minimis value (i.e., $100) from any person or entity that does business with or on behalf of the Company. This prohibition is also applicable to all other employees of the Company.

(f) Service as a Director - Investment personnel are prohibited from serving on boards of directors of publicly traded companies absent prior authorization from the President or Board of Directors based upon a determination that the board

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                                       7

         service would be consistent with the interests of the Company and its shareholders. (In instances in which board service is authorized, investment personnel serving as directors shall be isolated from those making investment decisions with respect to the related company.)

5.       Compliance Procedures
         ---------------------

         (a) Preclearance - The Company shall maintain restricted lists showing securities in the process of being purchased or sold and securities being considered for purchase or sale. Access persons are required to check the restricted lists maintained in the security trader's office (212/916-8413) and in the office of the Corporate Secretary (212-916-8438) or otherwise take the steps necessary to identify any prohibitions or limitations applicable to a proposed investment before commencing securities trades for their own account(s). Disinterested directors are required to check the restricted lists with respect to shares of the Company's Common Stock and securities held in the Company's portfolio before commencing trades in such securities for their own account(s). Access persons and disinterested directors will not be given clearance to trade in securities which are on either of the restricted lists. At the time preclearance is provided, the compliance department will record for each individual the name of the security, the date and the time preclearance is granted. Preclearance will be valid for three (3) business days.

         (b) Records of Securities Transactions - Access persons (except for disinterested

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                                       8

              directors) are required to direct their brokers to supply to the compliance officer of the Company, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic (i.e., monthly) statements for all securities accounts. These should be addressed as follows:

                                 Compliance Officer
                                 General American Investors Company, Inc.
                                 Grand Central Station
                                 Post Office Box 4226
                                 New York, NY  10163-4226

         (c) Post-Trade Monitoring - Following the end of each calendar quarter, representatives from the Company's auditors will review the brokerage records of securities transactions and the individual listings of quarterly transactions in relation to the Company's restricted list and preclearance list and will report the results of their review to the Compliance Officer and, periodically, to the Audit Committee of the Board of Directors.

         (d) Disclosure of Personal Holdings - Investment personnel are required to disclose to the Company's auditors all personal securities holdings within 10 days of their commencement of employment and thereafter on an annual basis. Holdings of non-public securities shall also be disclosed to the Chairman of the Audit Committee and to the President of the Company. The report as of the end of the year shall include the identification of all personal brokerage accounts maintained by the individual as well as any personal securities which are not held in such account(s). (See Exhibit I for the form for making the annual disclosure.)

         (e) Certification of Compliance with Code of Ethics - Access persons and

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                                       9

              disinterested directors are required to certify annually that they have read and understand the Code of Ethics and recognize that they are subject thereto. In addition, access persons and disinterested directors are required to certify annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. (See Exhibit II for form of acknowledgment.)

         (f)  Review by the Board of Directors

              (i) The Compliance Officer is required to prepare a report to the Company's Board of Directors which shall include:

                   (a) A summary of existing procedures concerning personal investing and any changes in the procedures made during the past year;

                   (b) Identification of any violations requiring significant remedial action during the past year; and

                   (c)  Identification   of  any  recommended   changes  in  the
                        existing restrictions or procedures based upon the Company's experience under the Code, evolving industry practice, or developments in applicable laws or regulations.

              (ii) The  Audit  Committee  shall  have the  right to  request  to receive all of the reports and other material required to be prepared and/or submitted pursuant to the provisions of the Code of Ethics, if, for any reason, it believes such action is warranted. (Note-Individuals

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                                       10

                   whose information has been requested pursuant to this Section of the Code shall be informed thereof.)

6.       Exempted Transactions
         ---------------------

         (a)  The prohibitions of Section 4(a) of this Code shall not apply to:

              (i) Purchases or sales, other than purchases or sales of shares of the Company's Common Stock and Preferred Stock, effected in any account over which the access person or disinterested director has no direct or indirect influence or control.

              (ii) Purchases or sales of  securities  which are not eligible for purchase or sale by the Company.

              (iii)Purchases or sales of securities which are  non-volitional on the part of the access person, disinterested director or the Company.

              (iv) Purchases   which   are   part  of  an   automatic   dividend
                   reinvestment plan.

              (v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

              (vi) Purchases  or sales which  receive the prior  approval of the
                   President or Executive Vice-President of the Company because they are only remotely potentially harmful to the Company, because they would be very unlikely to affect a highly institutional market or because they clearly are not related economically to the securities to be purchased, sold or held by the Company.

          (b) Shares of the Company's Common Stock:

              (i) The Company's Common Stock shall be placed on the restricted list when there is an open order for the repurchase of such shares pursuant to an authorization of the Board of Directors or when there is available at the Company material, nonpublic information such as an important personnel change, the possibility of a major structural change, or similar significant corporate event.

              (ii) Access  persons  and  disinterested  directors  shall  not be prohibited  from

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                                       11

                   effecting transactions in shares of the Company's Common Stock during the last half hour of trading on the New York Stock Exchange (i.e., from 3:30 p.m. to 4:00 p.m.) except when they are on the restricted list during that time.

              (iii)Transactions  in shares of the  Company's  Common Stock shall be subject to the preclearance and reporting provisions of this Code set forth in Sections 5(a), 5(b), 5(d) and 7.

7.       Quarterly Reporting
         -------------------

         (a) Every access person and disinterested director shall report to the Company the information described in Section 7(c) of this Code with respect to transactions in any security in which such individual has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that, except for purchases or sales of shares of the Company's Common Stock and Preferred Stock, an individual shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Access persons must also include the identification of any brokerage/securities account established during the quarter and the date it was established. (Format of report for access persons is provided as Exhibit III.)

         (b) A disinterested director of the Company need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Company, should have known that such security is or was held in the Company's portfolio, is or was being purchased or sold by the Company, or is or was being considered for purchase or sale by the Company. (Format of report for disinterested directors is provided as Exhibit IV.)

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                                       12

         (c) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                   (i) The date of the transaction,  the title and the number of shares, and the principal amount of each security involved;

                   (ii) The nature of the transaction (i.e.,  purchase,  sale or any other type of acquisition or disposition);

                   (iii) The price at which the transaction was effected; and

                   (iv) The name of the  broker,  dealer or bank with or through whom the transaction was effected.

              (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

8.       Sanctions
         ---------

              Upon discovering a violation of this Code, the board of directors of the Company may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

                                                                         ANNEX A
                                                                         -------

         The term "beneficial ownership" of securities would include not only ownership of securities held by an access person or disinterested director for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person or disinterested director for the benefit of someone else.

         Ordinarily this term would not include securities held by executors or administrators in estates in which an access person or disinterested director is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially owned" by an access person or disinterested director where such person enjoys "benefits substantially close to ownership." The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         An access person or disinterested director also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person or disinterested director may in itself indicate that the access person or disinterested director would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person or disinterested director will be treated as being beneficially owned by the access person or disinterested director.

         An access person or disinterested director also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest and revest title in himself at once or at some future time.


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                                       14

                                                                       EXHIBIT I
                                                                       ---------

                    GENERAL AMERICAN INVESTORS COMPANY, INC.
    450 Lexington Avenue, New York, NY 10017 (212)916-8400 FAX(212)916-8490/1


To:       General American Investors Company, Inc.

Date:

Re: Disclosure of Personal Securities Holdings as of the above date pursuant to Section 5(d) of the Company's Code of Ethics
--------------------------------------------------------------------------------

[  ]      All of my personal securities holdings are shown on the broker statement(s) which I have directed my broker to forward to the Company's compliance post office box

[  ]      In addition to the holdings shown on my broker statement(s), I owned the securities listed below (shown on the attached list)

[  ]      All of my personal securities holdings are listed below

[  ]      I had no personal securities holdings as of the above date

Note - The following is a complete list of my brokerage/securities accounts. (Attach list, if necessary. If none, so state):

          ----------------------------------------------------------------------
          ----------------------------------------------------------------------


          Description of Security                            Shares held at
          -----------------------                            -------------------









Date____________   Name (Print)_______________________   Signed_________________

Eld/employee/Cdofeth/Cdofethpol

                                                                      EXHIBIT II
                                                                      ----------

                    GENERAL AMERICAN INVESTORS COMPANY, INC.
    450 Lexington Avenue, New York, NY 10017 (212)916-8400 FAX(212)916-8490/1



                               M E M O R A N D U M



To:       Each Director, Director Emeritus, Officer, Employee and Consultant

From:     Eugene L. DeStaebler, Jr.

Date:

Re:       Code of Ethics - Annual Acknowledgement Required by Section 5(e)
          ----------------------------------------------------------------

Pursuant to the provisions of Section 5(e) of the Company's Code of Ethics, you are required, annually, to certify that you have read and understand the Code of Ethics and recognize that you are subject to the provisions of the Code. In addition, you are required to certify that you have complied with the requirements of the Code and have disclosed or reported all related personal securities transactions.

Kindly review your copy of the Code and provide me with a signed statement as indicated above. You may use the lower portion of this memorandum to provide your statement. (If you cannot locate your copy of the Code, please contact me or my secretary, Maureen; we will be pleased to provide you with a copy.)



                                                Eugene L. DeStaebler, Jr.
                                                Vice-President, Administration
ELD\ml
Eld/employee/Cdofeth/Cdofethpol
--------------------------------------------------------------------------------

To:      Eugene L. DeStaebler, Jr., Compliance Officer

I certify that I have read and understand the Company's Code of Ethics and recognize that I am subject thereto.

In addition, for the past year, to the best of my knowledge and belief, I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Date:
     -------------------                        --------------------------------
                                                         Name (Print)

                                                --------------------------------
                                                         Signature

                                                                     EXHIBIT III
                                                                     -----------

                    GENERAL AMERICAN INVESTORS COMPANY, INC.
    450 Lexington Avenue, New York, NY 10017 (212)916-8400 FAX(212)916-8490/1



TO:       General American Investors Company, Inc.

DATE:     As of

RE: Report of Interested Directors, Officers, Employees and Consultants Pursuant to Section 7(a) of the Company's Code of Ethics of Securities Transactions for the Quarter Ended as of the above date
          (Due by the 10th of the Month Following the End of the Quarter.)

--------------------------------------------------------------------------------

       [  ]     I have no transactions to report for the last quarter.

       [  ]     Transactions during the last quarter to be reported pursuant to Section 7(a) of the Company's Code of Ethics are as follows
                (attach list, if necessary):

                                                                                         Broker,
Description         Shares or           Date of           Nature of                      Dealer
of Security         Prin. Amt.        Transaction       Transaction        Price         or Bank
-----------         ----------        -----------       -----------       --------       -------









Note - During the past quarter, I established the following brokerage/securities account and have directed that copies of confirmations and statements be forwarded to the Company's compliance post office box (if none, so state):

Account_______________________________        Date Established__________________



Date____________   Name (Print)_____________________    Signed__________________

NOTE - This report should be inserted in a sealed envelope and returned to the attention of Eugene L. DeStaebler, Jr.

ELD\ml
Eld/employee/Cdofeth/Cdofethpol

                                                                      EXHIBIT IV

                    GENERAL AMERICAN INVESTORS COMPANY, INC.
    450 Lexington Avenue, New York, NY 10017 (212)916-8400 FAX(212)916-8490/1




To:     General American Investors Company, Inc.

Date:   As of ______________________

Re: Report of Independent and Honorary (Disinterested) Directors Pursuant to Sections 7(b) of the Company's Code of Ethics of Securities Transactions for the Quarter Ended as of the above date. (Due by the 10th of the Month Following the End of the Quarter.)
        ----------------------------------------


The following is a list of securities transactions for the last quarter required to be reported to General American Investors Company, Inc. in accordance with the provisions of Section 7(b) of the Company's Code of Ethics:

                                                                                         Broker,
Description         Shares or           Date of           Nature of                      Dealer
of Security         Prin. Amt.        Transaction       Transaction        Price         or Bank
-----------         ----------        -----------       -----------       --------       -------


















___ Please check here and return if you have no transaction to report for the past quarter.


Date____________    Name (Print)____________________   Signed___________________

NOTE - This report should be inserted in a sealed envelope and returned to the attention of Eugene L. DeStaebler, Jr.

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